Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of March 12, 2013 (this "Amendment"), is among MEADOWBROOK INSURANCE GROUP, INC., a Michigan corporation (the “Borrower”), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and BANK OF AMERICA, N.A. and KEYBANK NATIONAL ASSOCIATION, as Syndication Agents.

RECITAL

The Borrower, the Lenders, the Administrative Agent and the Syndication Agents are parties to a Credit Agreement dated as of August 29, 2012 (as amended or otherwise modified from time to time, the "Credit Agreement").  The Borrower desires to amend the Credit Agreement as set forth herein and the Lenders are willing to do so in accordance with the terms hereof.

TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1.
AMENDMENTS.

Upon the satisfaction of the conditions set forth in Article 3 hereof, the Credit Agreement shall be amended as follows:

1.1           The following definitions are added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“Permitted Call Spread Swap Agreements” means (a) any Swap Agreement pursuant to which the Borrower purchases a call option or capped call option from the counterparty thereto under which it may receive from such counterparty shares of common stock of the Borrower, the cash value of such shares or a combination thereof from time to time upon any exercise of such option and (b) any Swap Agreement pursuant to which the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower, in each case entered into by the Borrower substantially concurrently with the issuance of Permitted Convertible Notes; provided that (i) the terms thereof, taken as a whole, are reasonably customary for Swap Agreements of such type as of the date thereof, and (ii) in the case of clause (b) above, such Swap Agreement would, as of the date of such Swap Agreement, be classified as an equity instrument in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, and the settlement of such Swap Agreement would not, as of the date of such Swap Agreement, require the Borrower to make any payment in cash or cash equivalents that would disqualify such Swap Agreement from so being classified as an equity instrument.

“Permitted Convertible Notes” means any unsecured notes issued by the Borrower that are convertible into common stock of the Borrower, cash or any combination thereof;  provided  that the Indebtedness thereunder satisfies the following requirements: (i) both immediately prior to and immediately after giving effect (including pro forma effect) to the issuance thereof, no Default shall exist or result therefrom; (ii) the terms thereof, taken as a whole, are reasonably customary for convertible notes as of the date of the issuance thereof (it being understood and agreed that any provisions prohibiting the delivery of common stock of the Borrower in excess of 19.9% of total shares outstanding as of the date of issuance shall constitute a customary term) (iii) such Indebtedness matures after, and does not require any scheduled amortization or other required payments or defeasance of principal prior to, the date that is one year after the Term Loan Maturity Date (it being understood that any provision requiring a payment or other distribution as a result of customary fundamental changes or customary conversion rights shall not violate the foregoing restriction), (iv) such Indebtedness is not guaranteed by any Subsidiary of the Borrower and (v) the aggregate principal amount of Indebtedness permitted to be issued or incurred under this definition and Section 6.01(h) hereof shall not exceed $125,000,000 at any time outstanding.

1.2           The definition of “Change of Control” in Section 1.01 of the Credit Agreement is amended by replacing the period at the end thereof with “; or”, and adding the following new clause (e) to the end thereof:

(e) the occurrence of any fundamental change under the Permitted Convertible Notes that requires, or allows the holders of the Permitted Convertible Notes to require, a prepayment, redemption or other defeasance of, or distribution with respect to, the Permitted Convertible Notes.

1.3           The definition of “Consolidated Funded Indebtedness” in Section 1.01 of the Credit Agreement is amended by adding the following to the end thereof: “Without limiting the definition of Consolidated Funded Indebtedness and for the avoidance of doubt, Indebtedness under the Permitted Convertible Notes constitutes Consolidated Funded Indebtedness.”

1.3           The definition of “Equity Interests” in Section 1.01 of the Credit Agreement is amended by adding the following to the end of such definition: “Notwithstanding the foregoing, for purposes of Section 6.09(a), the Permitted Convertible Notes and the Permitted Call Spread Swap Agreements shall not constitute “Equity Interests”.”

1.4           The definition of “Restricted Payments” in Section 1.01 of the Credit Agreement is amended by adding the following to the end thereof:  “Without limiting the definition of Restricted Payments, and for the avoidance of doubt, all redemptions, payments and other distributions of any kind under or with respect to the Permitted Convertible Notes shall be considered Restricted Payments.”

1.5           Section 2.11(d) of the Credit Agreement is restated as follows:

(d)           In addition to all other payments of the Term Loans required hereunder, the Borrower shall prepay the Term Loans by an amount equal to (i) 100% of the Net Proceeds of any issuance of Equity Interests by the Borrower or any Subsidiary (other than (x) such Equity Interests issued to the Borrower or another Subsidiary, (y) the Permitted Convertible Notes and (z) warrants issued pursuant the Permitted Call Spread Swap Agreements), (ii) the amount by which the aggregate Net Proceeds from all issuances of Permitted Convertible Notes exceeds $75,000,000 or such greater amount as may be required by the Borrower for its business purposes, and (iii) 50% of the Net Proceeds of any Indebtedness permitted under Section 6.01(j) incurred by any Loan Party.

1.6           Section 6.01(h) of the Credit Agreement is re-designated as 6.01(j), and the following new Sections 6.01(h) and (i) are added immediately prior thereto:

(h)           Indebtedness under any Permitted Convertible Notes;

(i)            Indebtedness under any Permitted Call Spread Swap Agreements; and

1.7           Section 6.04(i) of the Credit Agreement is re-designated as 6.04(j), and the following new Section 6.04(i) is added immediately prior thereto:

(i)            Permitted Call Spread Swap Agreements; and

1.8           Section 6.05 of the Credit Agreement is amended by adding the following immediately prior to the period at the end thereof: “and (c) Permitted Call Spread Swap Agreements”.

1.9           Section 6.06 of the Credit Agreement is restated as follows:

SECTION 6.06  Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that each Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary and, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom (as determined on a pro forma basis acceptable to the Administrative Agent):

(a) the Borrower may pay regular cash dividends on its Equity Interests consistent with its historical dividend policies and practices;

(b) the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of the Borrower;

(c) the Borrower may make cash payments and/or deliveries of shares of its common stock upon conversion or settlement of the Permitted Convertible Notes pursuant to the terms thereof, provided that the amount of cash payments permitted hereunder shall be limited to the amount required (and which is not permitted to be paid by the delivery of shares of common stock, including, for the avoidance of doubt, due to limitations imposed by the New York Stock Exchange shareholder approval rules) under the Permitted Convertible Notes;

(d) the Borrower may make any required principal and interest payments in respect of Indebtedness under the Permitted Convertible Notes, provided that the amount of cash payments allowed hereunder shall be limited to the amount required (and which is not permitted to be paid by the delivery of shares of common stock, including, for the avoidance of doubt, due to limitations imposed by the New York Stock Exchange shareholder approval rules) under the Permitted Convertible Notes;

(e) the Borrower may make Stock Redemptions not exceeding (i) $15,000,000 in the aggregate in any fiscal year of the Borrower or (ii) $30,000,000 in the aggregate after the Effective Date; and

(f) the Borrower may enter into, exercise any and all of its rights under and perform any and all of its obligations under any Permitted Call Spread Swap Agreements.

1.10         Section 6.12 of the Credit Agreement is restated as follows:

SECTION 6.12  Prepayments, Etc. of Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Indebtedness or other Indebtedness listed on Schedule 6.01, or make any optional prepayment, optional redemption, optional purchase, optional defeasance or other optional distribution with respect to the Permitted Convertible Notes (it being understood and agreed that any cash payment permitted by Section 6.06(c) shall not constitute an optional prepayment, optional redemption, optional purchase, optional defeasance or other optional distribution), or amend or otherwise modify any of the agreements governing any Subordinated Indebtedness, other Indebtedness listed on Schedule 6.01, or the Permitted Convertible Notes (except, in the case of the Permitted Convertible Notes, (i) amendments to the indenture under which the Permitted Convertible Notes are issued to conform such indenture to the “Description of notes” section in the related preliminary offering memorandum, as supplemented by the related pricing term sheet) and (ii) any other amendments that would not cause the Permitted Convertible Notes to fail to satisfy the requirements of the definition of “Permitted Convertible Notes” herein.

1.11         Clause (g) of Article VII of the Credit Agreement is restated as follows:

(g)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, further that, as it relates to the Permitted Convertible Notes, (i) any conversion of such Indebtedness by a holder thereof into shares of common stock of the Borrower, cash or a combination of cash and shares of common stock required under the terms of the Permitted Convertible Notes, (ii) the rights of holders of the Permitted Convertible Notes to convert their Permitted Convertible Notes into shares of common stock of the Borrower, cash or a combination of cash and shares of common stock of the Borrower and (iii) the rights of holders of the Permitted Convertible Notes to require any repurchase by the Borrower of the Permitted Convertible Notes in cash upon a fundamental change, in each case as described in clause (i), (ii) or (iii), shall not, in itself, constitute an Event of Default under this paragraph (g); or

1.12           Reference in clause (iii) of Section 9.02(b) of the Credit Agreement to “Section 2.10” is corrected to refer to “Section 2.11”, reference in clause (m) of Article VII of the Credit Agreement to “Change in Control” is corrected to refer to “Change of Control”, and each of Sections 6.09(a) through (e), 6.10 and 6.11 are corrected to add “The Borrower will not, and will not permit any of its Subsidiaries to,” to the beginning thereof.

ARTICLE 2.
REPRESENTATIONS.

The Borrower represents and warrants to the Lenders and the Administrative Agent that:

2.1           The execution, delivery and performance of this Amendment are within the Borrower's powers and have been duly authorized by all necessary corporate and other action.

2.2           This Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.3           The execution, delivery and performance of this Amendment by the Borrower (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, operating agreement, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

2.4           After giving effect to the amendments herein contained, the representations and warranties of each Loan Party set forth in the Credit Agreement or in any other Loan Document are true and correct in all material respects on and as of the date hereof.

2.5           After giving effect to the amendments herein contained, no Default shall have occurred and be continuing.

ARTICLE 3.
CONDITIONS PRECEDENT.

This Amendment shall be effective as of the date hereof when each of the following conditions is satisfied:

3.1           This Amendment shall be executed by each of the Borrower and the Required Lenders.

3.2           The Consent and Agreement attached hereto shall be executed by the Guarantors.

3.3           The Borrower shall have paid an amendment fee to each Lender signing this Amendment on or before 3:00 pm New York time on March 8, 2013 in an amount equal to 7.5 basis points on the aggregate amount of the Revolving Commitment and outstanding Term Loan of each such Lender, payable to such Lender.

3.4           The Administrative Agent shall have received such resolutions, certificates and other customary instruments as the Administrative Agent may reasonably request.

ARTICLE 4.
MISCELLANEOUS.

4.1           References in the Credit Agreement or in any other Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.  Except as expressly amended hereby, the Borrower agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.

4.2           The terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.  This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and signatures sent by telecopy or other electronic imaging shall be enforceable as originals.

4.3           This Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

MEADOWBROOK INSURANCE GROUP, INC.

By:	/s/ Karen M. Spaun
Name: Karen M. Spaun
Title: Sr. Vice President & Chief Financial Officer

Signature Page Meadowbrook Insurance Group First Amendment

JPMORGAN CHASE BANK, individually and as
Administrative Agent

By:	/s/ Thomas A. Kiepura
	Name:	Thomas A. Kiepura
	Title:	Sr. Credit Executive

Signature Page Meadowbrook Insurance Group First Amendment

BANK OF AMERICA, N.A., individually and as a
Syndication Agent

By:	/s/ Gregory J. Bosio
	Name:	Gregory J. Bosio
	Title:	Vice President

Signature Page Meadowbrook Insurance Group First Amendment

KEYBANK NATIONAL ASSOCIATION, individually
and as a Syndication Agent

By:	/s/ James Cribbet
	Name:	James Cribbet
	Title:	SVP

Signature Page Meadowbrook Insurance Group First Amendment

THE PRIVATEBANK AND TRUST COMPANY

By:	/s/ Laura M. Kalil
	Name:	Laura M. Kalil
	Title:	Managing Director

Signature Page Meadowbrook Insurance Group First Amendment

RBS CITIZENS, N.A.

By:	/s/ Jeffrey M. Terrill
	Name:	Jeffrey M. Terrill
	Title:	Senior Vice President

Signature Page Meadowbrook Insurance Group First Amendment

CONSENT AND AGREEMENT

As of the date and year first above written, each of the undersigned hereby:  (a) fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated thereby; (b) agrees that the Guaranty to which it is a party and each other Loan Document to which it is a party are hereby ratified and confirmed and shall remain in full force and effect, acknowledges and agrees that it has no setoff, counterclaim, defense or other claim or dispute with respect the Guaranty to which it is a party and each other Loan Document to which it is a party; and (c) represents and warrants to the Administrative Agent and the Lenders that the execution, delivery and performance of this Consent and Agreement are within its corporate or limited liability company powers, as applicable, have been duly authorized by all necessary corporate or limited liability company action, as applicable, and are not in contravention of any applicable law or regulation or of any terms of its organizational documents or of any material agreement or undertaking to which it is a party or by which it is bound, except where such contravention would not reasonably be expected to result in a Material Adverse Effect and this Consent and Agreement is the legal, valid and binding obligations of it, enforceable against it in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

CREST FINANCIAL CORPORATION

	By:	/s/ Karen M. Spaun
	Name:	Karen M. Spaun
	Title:	Chief Financial Officer & Treasurer

MEADOWBROOK INC.

	By:	/s/ Robert S. Cubbin
	Name:	Robert S. Cubbin
President

PROCENTURY CORPORATION

	By:	/s/ Karen M. Spaun
	Name:	Karen M. Spaun
	Title:	SVP & Chief Financial Officer

DETROIT 7-4491 1274879v4

Signature Page Meadowbrook Insurance Group First Amendment – Consent and Agreement